Exhibit 10.1

BROADRIDGE FINANCIAL SOLUTIONS, INC.

OFFICER SEVERANCE PLAN

Broadridge Financial Solutions, Inc., a Delaware corporation (the “Company”), has adopted this Broadridge Financial Solutions, Inc. Officer Severance Plan (the “Plan”), first effective as of September 16, 2011 (the “Effective Date”), and as may be amended by the Board of Directors of the Company (the “Board”) in accordance with Section VII.B below.

I. Purpose

The Plan is maintained for the purpose of providing severance payments for a select group of officers of the Company and its subsidiaries covered by this Plan whose employment is terminated under the circumstances set forth in this Plan.

II. Term

The Plan shall be effective as of the Effective Date and continue until terminated by the Board with 6 months’ advance notice to Eligible Employees in accordance with Section VII below.

III. Eligibility

The employees eligible to participate in this Plan at any time (together, the “Eligible Employees”) shall be comprised of each employee of the Company or its subsidiaries who has been designated by the Board as a corporate officer of the Company in Pay Grade “EX.CO” or above; provided that if an employee has an agreement with the Company or one of its subsidiaries that is in effect and that provides for payment of severance in connection with any termination of employment, the employee will not be an Eligible Employee during the period of effectiveness of that agreement.

IV. Severance

Subject to Section IV.D below, an Eligible Employee shall be entitled to receive the benefits described in this Section IV if his or her employment is terminated by the Company or one of its subsidiaries without “Cause” (a “Covered Termination”). For purposes of this Plan, “Cause” shall mean: (1) the Eligible Employee is convicted of, or pleads nolo contendere to, a felony; (2) willful misconduct by the Eligible Employee resulting in material harm to the Company; (3) the Eligible Employee commits an act constituting fraud, embezzlement, theft, or dishonesty against the Company or a subsidiary resulting in material harm to the Company; (4) continuing failure by the Eligible Employee to perform his or her duties after written notice thereof from the Company or a subsidiary; or (5) material breach the Eligible Employee of any term of any confidentiality, non-solicitation and/or non-competition agreements with the Company or a subsidiary.

A. Accrued Wages and Expense Reimbursements

If an Eligible Employee experiences a Covered Termination, the Eligible Employee shall receive: (1) the Eligible Employee’s accrued but unpaid wages and accrued but unused time off due through the date of termination in accordance with the Company’s normal payroll practices, (2) any annual bonus that is earned by the Eligible Employee but unpaid for the fiscal year prior to the year of termination, to be paid in accordance with the terms of the Company’s annual bonus plan, and (3) reimbursement for any unreimbursed business expenses properly incurred by the Eligible Employee prior to the date of termination in accordance with Company policy (and for which the Eligible Employee has submitted proper documentation as may be required by the Company).

B. Severance Payments

If an Eligible Employee experiences a Covered Termination, the Eligible Employee shall, subject to the conditions set forth in Section IV. D below, be entitled to severance payments as follows:

(1) continued payment of the Eligible Employee’s base salary (as of the date of termination) for 18 months (or, solely in the case of the Chief Executive Officer (“CEO”)of the Company, for 24 months) following the date of termination (as applicable, the “Severance Period”), and such severance amount shall be paid, subject to Section XI.H below, during the applicable Severance Period in substantially equal installments (each, a “Severance Installment”) in accordance with the Company’s normal payroll practices; provided, however, that the Eligible Employee shall not receive any such Severance Installment until the first scheduled payroll date that occurs sixty days or more following the date of termination (the “First Payment Date”) and, on the First Payment Date, the Company shall pay the Eligible Employee an amount equal to the sum of the Severance Installments that would have been payable in respect of the period preceding the First Payment Date but for the delay imposed by this proviso; and

(2) payment of a prorated (based on the period during the Company’s fiscal year prior to the Eligible Employee’s date of termination) annual bonus for the fiscal year in which the Covered Termination occurs, as determined by the Compensation Committee of the Board (the “Compensation Committee”) based on actual financial performance of the Company for the fiscal year (and any portion of the annual bonus which is to be paid based on personal performance of the Eligible Employee for the fiscal year will be scored (and paid) at the same level as the achievement of the relevant financial performance metrics of the Company for the fiscal year), such amount to be paid at the time annual bonuses are normally paid for such fiscal year in accordance with the terms of the Company’s annual bonus plan; provided, however, that, solely in the case of the CEO of the Company, such annual bonus shall not be prorated.

C. Equity Awards

If an Eligible Employee experiences a Covered Termination, such Eligible Employee’s stock options, restricted stock, restricted stock units and other equity-based compensation awards shall be governed by the terms and conditions of the applicable plan and award agreements. Unless otherwise determined by the Compensation Committee, awards granted after the Effective Date will provide as follows: (i) stock options will provide for continued vesting through the Severance Period; (ii) time-based restricted stock and restricted stock units will provide for continued vesting through the Severance Period; and (iii) performance-based restricted stock and restricted stock units will provide for continued vesting through the Severance Period with pay out of any vested awards on the original vesting date, and, in the case of a Covered Termination that occurs prior to the end of the performance period, the portion of the award that vests will be determined based on actual performance for the entire performance period and by prorating to reflect the portion of the performance period worked.

D. Conditions to Severance

Payment of the amounts described in Section IV.B above (collectively referred to as “Severance”) is conditioned on (i) the Eligible Employee’s execution and delivery within 50 days after the date of termination (and nonrevocation within any statutory revocation period) of a Release and Restrictive Covenant Agreement in the form attached to this Plan as Exhibit A, as such Release and Restrictive Covenant Agreement may be modified by the Compensation Committee, and (ii) the Eligible Employee’s compliance with the terms of the Release and Restrictive Covenant Agreement. Notwithstanding anything to the contrary in this Plan, if at any time (a) the Eligible Employee breaches any of the provisions of the Release and Restrictive Covenant Agreement or (b) the Plan Administrator (as defined below) determines that grounds existed, on or prior to the date of termination of the Eligible Employee’s employment with the Company, including prior to the Effective Date, for the Company to terminate the Eligible Employee’s employment for Cause: (1) no further payments shall be due under Section IV.B; and (2) the Eligible Employee shall be obligated to repay to the Company, immediately and in a cash lump sum, the amount of any Severance previously received by the Eligible Employee (which shall, for the avoidance of doubt, be calculated on a pre-tax basis); provided that the Eligible Employee shall in all events be entitled to receive accrued wages and expense reimbursement as set forth in Section IV.A above.

E. Other Employee Benefits

All other benefits under employee pension plans and welfare plans of the Company, if any, due to the Eligible Employee following the date of termination shall be determined in accordance with the terms and conditions of the employee benefit plans of the Company as applicable. This Plan is not intended to, and shall not, result in any duplication of payments or benefits payable or provided by the Company to any Eligible Employee.

V. No Mitigation

In order for an Eligible Employee to receive the Severance described in this Plan, the Eligible Employee shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Plan and there shall be no offset against any amounts due under this Plan on account of any remuneration attributable to any subsequent employment that the Eligible Employee may obtain.

VI. Plan Administration

A. Compensation Committee

The Plan shall be interpreted, administered and operated by the Compensation Committee, which shall have the complete authority, in its sole discretion, subject to the express provisions of this Plan, to interpret this Plan, adopt any rules and regulations for carrying out this Plan as may be appropriate and decide any and all matters and make any and all determinations arising under or otherwise necessary or advisable for the administration of this Plan. All interpretations and decisions by the Compensation Committee shall be final, conclusive and binding on all parties affected thereby. Notwithstanding the foregoing, the Compensation Committee shall have the right to delegate to any individual member of the Compensation Committee or to any executive of the Company any of the Compensation Committee’s authority under this Plan; provided, that no person shall act as Plan Administrator in any matter directly relating to his or her eligibility or amount of Severance under this Plan. The Compensation Committee and/or the member of the Compensation Committee or the executive of the Company, or one of its subsidiaries delegated any authority under this Plan shall be referred to in this Plan as the “Plan Administrator.”

B. Expenses and Liabilities

All expenses and liabilities that the Plan Administrator incur in connection with the administration of this Plan shall be borne by the Company. The Plan Administrator may employ attorneys, consultants, accountants, appraisers, brokers or other persons in connection with such administration, and the Plan Administrator, the Company and the Company’s officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Compensation Committee or any executive delegated by the Compensation Committee as Plan Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to this Plan, and all members of the Compensation Committee and any executive delegated by the Compensation Committee as the Plan Administrator shall be fully protected by the Company in respect of any such action, determination or interpretation to the extent permitted by the Company’s charter, its bylaws and applicable law.

VII. Termination and Amendment

A. Termination

The Board may terminate this Plan in accordance with Section II of this Plan, provided that no termination shall adversely affect the payments or benefits to which any Eligible Employee has become entitled by virtue of a Covered Termination occurring before the time of termination of this Plan. Any notice of termination shall be given at least 6 months prior to the effective date of such termination and shall be in accordance with Section VII.C below.

B. Amendment

The Board may amend this Plan in any manner, provided that, in the event an amendment is determined by the Board to be, in the aggregate, material and adverse to an Eligible Employee (taking into account any aspects of such amendments that are beneficial to the Eligible Employee), the Board shall provide 6 months’ advance notice to such Eligible Employee in accordance with Section VII.C below. In addition, the Board may, at any time, amend this Plan in any manner it determines in good faith is necessary or appropriate (1) to comply with applicable law or (2) to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Any notice of amendment shall be in accordance with Section VII.C below.

C. Notice of Termination or Amendment

The Board shall be deemed to have provided any notice required by this Section VII if the Board, or the Compensation Committee at the direction of the Board makes a reasonable, good faith effort to email or otherwise contact all Eligible Employees. For the avoidance of doubt, notice shall be deemed to have been validly delivered to every Eligible Employee notwithstanding that certain individual Eligible Employees do not receive actual notice, if the Board or the Compensation Committee at the direction of the Board makes reasonable, good faith efforts as provided in the preceding sentence.

VIII. Arbitration

Any dispute or controversy arising under or in connection with this Plan shall be resolved exclusively by binding arbitration. This arbitration shall be held in [New York, NY] and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration. The arbitrator shall be acceptable to both the Company and the Eligible Employee. If the parties cannot agree on an acceptable arbitrator, the dispute shall be decided by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators. Judgment on the award rendered in any such arbitration may be entered in any court having jurisdiction thereof.

IX. Withholding Taxes

The Company may withhold from any amounts payable under this Plan such federal, state, local or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

X. Miscellaneous

A. Not Compensation For Other Benefit Plans

Any Severance received by an Eligible Employee under this Plan shall not be counted as compensation for purposes of determining benefits under other benefit plans, programs, policies and agreements.

B. Rights Under Other Plans

Eligible Employees will not be entitled to severance or salary continuation benefits under any other severance or salary continuation plan, policy or arrangement of the Company or its subsidiaries, except that an Eligible Employee will be entitled to participate in the Broadridge Change in Control Severance Plan for Corporate Officers (the “CIC Plan”) so long as the Eligible Employee qualifies as a participant under the terms of the CIC Plan, as in effect from time to time. Subject to the next sentence in this Section X.B, as provided in Section 6.7(b) of the CIC Plan, if an Eligible Employee is due benefits or payments under both this Plan and the CIC Plan and/or where the CIC Plan and this Plan have inconsistent or conflicting terms and conditions, the Eligible Employee shall receive the greater of the benefits and payments, and the more favorable terms and conditions to the Eligible Employee, under this Plan and the CIC Plan, determined on an item-by-item basis. Notwithstanding any provision in the CIC Plan or this Plan to the contrary, if an Eligible Employee’s employment terminates (i) following a Change in Control (as defined in the CIC Plan) but prior to a “change in control event” (within the meaning of Treas. Reg. § 1.409A-3(i)(5)) with respect to the Company, (ii) during the third year following a Change in Control, or (iii) prior to a Change in Control under the circumstances described in the second sentence of Section 7.5 of the CIC Plan, to the extent required to avoid accelerated taxation and/or additional taxes under Section 409A of the Code, amounts payable to the Eligible Employee under the CIC Plan, to the extent not in excess of the amount that the Eligible Employee would have received as severance pay under this Plan had this Plan (and not the CIC Plan) been applicable, shall be paid at the time and in the manner provided in Section IV.B. of this Plan and the remainder, if any, shall be paid to the Eligible Employee in accordance with Section 1.1(b) of the CIC Plan.

C. Unfunded Obligation

Any Severance provided under this Plan shall constitute an unfunded obligation of the Company. Severance Installments paid under this Plan will be made, when due, entirely by the Company from its general assets. This Plan shall constitute solely an unsecured promise by the Company to provide Severance to Eligible Employees to the extent provided herein. Nothing in this Plan shall restrict the Company’s ability to amend, modify or terminate any other employee benefit plans.

D. Employment Status

The Plan is not a contract of employment, does not guarantee the Eligible Employee employment for any specified period and does not limit the right of the Company to terminate the employment of the Eligible Employee at any time for any reason or no reason or to change the status of any Eligible Employee’s employment or to change any employment policies.

E. Section Headings

The section headings contained in this Plan are included solely for convenience of reference and shall not in any way affect the meaning of any provision of this Plan.

F. Governing Law

The Plan and all rights under this Plan shall be governed and construed in accordance with the laws of the State of New York without regard to the principles of conflict of laws thereof.

G. Assignment

This Plan shall inure to the benefit of and shall be enforceable by an Eligible Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If an Eligible Employee should die while any amount is still payable to the Eligible Employee under this Plan had the Eligible Employee continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan, or as determined by the Compensation Committee, to the Eligible Employee’s estate. An Eligible Employee’s rights under this Plan shall not otherwise be transferable or subject to lien or attachment.

H. Section 409A

It is intended that this Plan will comply with Section 409A of the Code and any regulations and guidelines promulgated thereunder (collectively, “Section 409A”), to the extent the Plan is subject thereto, and the Plan shall be interpreted on a basis consistent with such intent. Notwithstanding any provision to the contrary in this Plan, if an Eligible Employee is deemed on the date of his or her “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment that is considered deferred compensation under Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment shall be made on the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of the Eligible Employee’s “separation from service,” or (ii) the date of the Eligible Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section X.H (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Eligible Employee in a lump sum and any remaining payments due under this Plan shall be paid in accordance with the normal payment dates specified for them herein. Notwithstanding any provision of this Plan to the contrary, for purposes of any provision of this Plan providing for the payment of any amounts upon or following a termination of employment that are considered deferred compensation under Section 409A, references to the Eligible Employee’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to the Eligible Employee’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company. With respect to any reimbursement or in-kind benefit arrangements of the Company and its subsidiaries that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Whenever a payment under this Plan specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days after termination of employment”), the actual date of payment within the specified period shall be within the sole discretion of the Company. Whenever payments under this Plan are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.

Exhibit A

BROADRIDGE FINANCIAL SOLUTIONS, INC.

RELEASE AND RESTRICTIVE COVENANT AGREEMENT

This Release and Restrictive Covenant Agreement (the “Agreement”) is entered into by and between                                          (the “Employee”) and Broadridge Financial Solutions, Inc., a Delaware corporation (the “Company”).

Except where expressly noted in this Agreement, each term defined in the Broadridge Financial Solutions, Inc. Officer Severance Plan (the “Plan”) has the same meaning when used in this Agreement.

I. Termination of Employment

The Employee’s employment with the Company and its subsidiaries shall terminate on                      (the “Termination Date”) and, as of that date, the Employee shall cease performing the Employee’s employment duties and responsibilities and shall no longer report to work for the Company or one of its subsidiaries. Effective on the Termination Date or such earlier date requested in writing by the Company, the Employee will resign all officer positions with the Company and its subsidiaries as well as his membership on all boards of directors and committees of the Company and its subsidiaries.

II. Severance

The Employee shall receive Severance (as defined in the Plan) in accordance with Section IV.B of the Plan. The Severance Period (as defined in the Plan) shall end on                     , 20    . The Employee shall also be paid accrued but unpaid wages, any earned but unpaid annual bonus for the fiscal year prior to termination of employment and reimbursed expenses as set forth in Section IV.A of the Plan.

III. No Other Benefits

Except as set forth in this Agreement and Section IV of the Plan, there are no other payments or benefits due to the Employee from the Company or its subsidiaries. The Employee acknowledges and agrees that the Company has made no representations to the Employee as to the applicability of Section 409A of the Code to any of the payments or benefits provided to the Employee pursuant to the Plan or this Agreement.

IV. Release of Claims

In partial consideration of the payments described in Section IV.B. of the Plan, to which the Employee agrees the Employee is not entitled until and unless Employee executes (and does not revoke) this Agreement, the Employee, for and on behalf of the Employee and the Employee’s heirs and assigns (the “Releasors”), hereby irrevocably and unconditionally releases and forever discharges the Company and its members, shareholders, parents, subsidiaries, affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents, and contractors (in their capacities as such) and their heirs and assigns, and any and all employee pension benefit or welfare benefit plans of the Company or its subsidiaries or affiliates, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans (collectively, the “Releasees”), from all claims, actions, causes of action, rights, judgments, obligations, damages, charges, accountings, demands or liabilities of whatever kind or character, in law or in equity, whether known or unknown, (collectively, the “Claims”) which may have existed or which may now exist from the beginning of time to the date of this Agreement, including, without limitation, any Claims the Releasors may have arising from or relating to the Employee’s employment, hiring or entering into employment or termination from employment with the Company, its subsidiaries or affiliates or relating to any agreement between the Employee and the Company, its subsidiaries or affiliates, and any Claims the Releasors may have under: the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991 (which prohibit discrimination in employment based upon race, color, sex, religion and national origin); the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Family and Medical Leave Act of 1993 (which prohibits discrimination based on requesting or taking a family or medical leave); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based upon race); Section 1985(3) of the Civil Rights Act of 1871 (which prohibits conspiracies to discriminate); the Employee Retirement Income Security Act of 1974, as amended (which governs employee benefits); any other federal, state, local or foreign laws against discrimination; or any other federal, state, local or foreign statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by the Releasors of any Claims for wrongful discharge, breach of contract, torts or any other Claims in any way related to the Employee’s employment with, hiring by or termination from the Company, its subsidiaries or affiliates. This release also includes a release of any Claims for age discrimination under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers’ Benefit Protection Act and the applicable rules and regulations promulgated thereunder (“ADEA”). The ADEA requires that the Employee be advised to consult with an attorney before the Employee waives any claim under ADEA. This release does not release the Company from any obligations due to the Employee under this Agreement, and the Employee is not waiving any right of indemnification he may have under the Company’s charter documents and applicable law or the right to coverage under any directors & officers liability insurance maintained by the Company. In addition, the Employee waives any claim to reinstatement or re-employment with the Company or its subsidiaries, and the Employee agrees not to bring any claim based upon the failure or refusal of the Company or any of its subsidiaries to employ the Employee hereafter.

V. Proceedings

The Employee acknowledges that the Employee has not filed any complaint, charge, claim or proceeding against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”). The Employee represents that the Employee is not aware of any basis on which such a Proceeding could reasonably be instituted. By signing this Agreement the Employee: (a) acknowledges that the Employee shall not initiate or cause to be initiated on his or her behalf any Proceeding and shall not participate in any Proceeding, in each case, except as required by law; (b) waives any right Employee may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”); and (c) acknowledges that the Employee shall be limiting the availability of certain remedies that the Employee may have against the Company and limiting also the Employee’s ability to pursue certain claims against the Releasees. Notwithstanding the above, nothing in Section V of this Agreement shall prevent the Employee from: (x) initiating or causing to be initiated on his or her behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of his or her claims under the ADEA contained in Section IV of this Agreement (but no other portion of such waiver), or (y) initiating or participating in an investigation or proceeding conducted by the EEOC.

VI. Time to Consider

The payments and benefits payable to the Employee under this Agreement include consideration provided to Employee over and above anything of value to which the Employee already is entitled. The Employee acknowledges that the Employee has been advised that the Employee has [21] days from the date of the Employee’s receipt of this Agreement to consider all the provisions of this Agreement.

THE EMPLOYEE FURTHER ACKNOWLEDGES THAT THE EMPLOYEE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW THE EMPLOYEE IS GIVING UP CERTAIN RIGHTS WHICH THE EMPLOYEE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION IV OF THIS AGREEMENT AND THE OTHER PROVISIONS HEREOF. THE EMPLOYEE ACKNOWLEDGES THAT THE EMPLOYEE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT, AND THE EMPLOYEE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

VII. Revocation

The Employee hereby acknowledges and understands that the Employee shall have seven days from the date of the Employee’s execution of this Agreement to revoke this Agreement (including, without limitation, any and all claims arising under the ADEA) by providing written notice of revocation delivered to the Plan Administrator no later than 5:00 p.m. on the seventh day after the Employee has signed the Agreement. Neither the Company nor any other person is obligated to provide any benefits to the Employee pursuant to Section IV of the Plan until eight days have passed since the Employee’s signing of this Agreement without the Employee having revoked this Agreement. If the Employee revokes this Agreement pursuant to this Section, the Employee shall be deemed not to have accepted the terms of this Agreement, and no action shall be required of the Company under any section of this Agreement.

VIII. No Admission

This Agreement does not constitute an admission of liability or wrongdoing of any kind by the Employee or the Company.

IX. Restrictive Covenants

During the Employee’s employment with the Company or one of its subsidiaries, the Employee participated in policy decisions and had access to the confidential information and trade secrets of the Company and its subsidiaries which constitute valuable, highly confidential, special and unique property of the Company and its subsidiaries. The Employee agrees as follows:

A. Noncompetition

During the Severance Period, the Employee will not, directly or indirectly, become or be interested in, employed by, or associated with in any capacity, any person, corporation, partnership or other entity whatsoever (a “Person”) engaged in any aspect of the Company’s or its subsidiaries’ businesses or businesses the Company or any of its subsidiaries has formal plans to enter on the Termination Date, in a capacity which is the same or similar to any capacity in which the Employee was involved during the last two years of his or her employment with the Company or any of its subsidiaries. The restrictions set forth in this Section IX.A shall apply only to the business or businesses that the Company or any of its subsidiaries is engaged in or has formal plans to enter with which the Employee was involved. After the Termination Date, however, nothing shall prevent the Employee from owning, as an inactive investor, securities of any competitor of the Company or any of its subsidiaries which are listed on a national securities exchange. Furthermore, after the Termination Date, the Employee may become employed in a separate, autonomous division of a corporation, provided such division is not a competitor of the Company or any of its subsidiaries.

B. Confidentiality/Return of Materials

During and after his or her employment by the Company or one of its subsidiaries, the Employee will not use, or disclose to any Person any confidential information, trade secrets or proprietary information of the Company or its subsidiaries, its vendors, licensors, marketing partners or clients, learned by the Employee during his or her employment and/or any of the names and addresses of clients of the Company or any of its subsidiaries. The Employee acknowledges that he or she is prohibited from taking any confidential, proprietary or other materials or property of the Company or its subsidiaries upon termination of employment. Upon termination of employment, the Employee shall return all materials of the Company and its subsidiaries (including, without limitation, all memoranda and notes containing the names, addresses and/or needs of clients of the Company or any of its subsidiaries and bona fide prospective clients) in the Employee’s possession or over which the Employee exercises control, regardless of whether such materials were prepared by the Company, any of its subsidiaries, the Employee or a third party.

C. Nonsolicitation of Clients

During the Severance Period, the Employee shall not, on the Employee’s behalf or on behalf of any Person, directly or indirectly, solicit, contact, call upon, communicate with or attempt to communicate with any Person which was a client or a bona fide prospective client of the Company or any of its subsidiaries before the Termination Date to sell (license or lease) any software or service competitive or potentially competitive with any software or services sold, licensed, leased, provided or under development by the Company or any of its subsidiaries during the two-year period prior to the Termination Date, provided that the restrictions set forth in this Section IX.C shall only apply to clients or bona fide prospective clients of businesses of the Company or any of its subsidiaries with which the Employee was involved.

D. Nonsolicitation of Employees

During the Severance Period, the Employee will not, directly or indirectly, (i) hire, contract with, solicit, or encourage any employee to leave the employ of the Company or any of its subsidiaries, or (ii) hire or contract with any former employee of the Company or any of its subsidiaries within one year after the date such person ceases to be an employee of the Company and its subsidiaries.

E. Work Product

The Employee understands and acknowledges that the Company shall have the sole and exclusive rights to anything relating to its actual or prospective business which the Employee conceived or worked on, either in whole or in part, while employed by the Company or one of its subsidiaries and that all such work product may be property of the Company as “works for hire” under federal copyright law and may also constitute confidential and proprietary information of the Company. Accordingly, the Employee:

(a)	will promptly and fully disclose all such items to the Company and will not disclose such items to any other person or entity without the Company’s consent;

(b)	will maintain on the Company’s behalf and surrender to the Company upon termination of employment appropriate written records regarding all such items;

(c)	will, but without personal expense, fully cooperate with the Company, execute all papers and perform all acts requested by the Company to establish, confirm or protect its exclusive rights in such items or to enable it to transfer legal title to such items, together with any patents that may be issued;

(d)	will, but without personal expense, provide such information and true testimony as the Company may request regarding such items including, without limitation, items which the Employee neither conceived nor worked on but regarding which the Employee has knowledge because of the Employee’s employment with the Company or one of its subsidiaries;

(e)	hereby assigns to the Company, its successors and assigns, exclusive right, title and interest in and to all such items, including any patents which have been or may be issued; and

(f)	states that only such items in which the Employee personally holds or claims an interest and which are not subject to this Agreement are listed on the Ownership Schedule attached hereto. The absence of an Ownership Schedule means that no such items exist.

F. Restrictions Reasonable

It is expressly understood and agreed that, although the Employee and the Company consider the restrictions contained in this Section IX to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section IX or elsewhere in this Agreement is an unenforceable restriction against the Employee, the provisions of the Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

G. Nondisparagement

The Employee agrees (whether during or after the Employee’s employment with the Company or one of its subsidiaries) not to issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Company or its subsidiaries or the officers, directors or managers of the Company or its subsidiaries other than to the extent reasonably necessary in order to respond in a truthful and appropriate manner to any legal process or give truthful and appropriate testimony in a legal or regulatory proceeding.

H. Code of Conduct

The Employee agrees to abide by all of the terms of the Company’s Code of Business Conduct and Ethics1 that continue to apply after termination of employment.

I. Cooperation

The Employee agrees to cooperate: (a) with the Company to provide information or other assistance relating to existing business operations or activities of the Company during the

[1]	Insert “and the Code of Ethics for the Principal Executive Officer and Senior Financial Officers” if applicable to the Employee.

Severance Period; and (b) with the Company in connection with any litigation or regulatory matters in which the Employee may have relevant knowledge or information. This cooperation shall include, without limitation, the following: (x) to meet and confer, at a time mutually convenient to the Employee and the Company, with the Company’s designated in-house or outside attorneys for trial preparation purposes, including answering questions, explaining factual situations, preparing to testify, or appearing for deposition; (y) to appear for trial and give truthful trial testimony without the need to serve a subpoena for such appearance and testimony; and (z) to give truthful sworn statements to the Company’s attorneys upon their request and, for purposes of any deposition or trial testimony, to adopt the Company’s attorneys as the Employee’s own (provided that there is no conflict of interest that would disqualify the attorneys from representing the Employee), and to accept their record instructions at deposition. The Company agrees to reimburse the Employee for reasonable out-of-pocket expenses necessarily incurred by the Employee in connection with the cooperation set forth in this Section IX. I.

X. Enforcement

If at any time (a) the Employee breaches any of the provisions of this Agreement or (b) the Plan Administrator of the Plan determines that grounds existed, on or prior to the Termination Date, including prior to the Effective Date of the Plan, for the Company to terminate the Employee’s employment for “Cause” (as defined in the Plan), (y) no further payments or benefits shall be due to the Employee under this Agreement and/or the Plan; and (z) the Employee shall be obligated to repay to the Company, immediately and in a cash lump sum, the amount of any Severance previously received by the Employee under this Agreement and/or the Plan (which shall, for the avoidance of doubt, be calculated on a pre-tax basis); provided that the Employee shall in all events be entitled to receive accrued but unpaid wages, any earned but unpaid annual bonus and expense reimbursement as set forth in Section IV.A of the Plan.

The Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections IX. of this Agreement would be inadequate, and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In addition, the Company shall be entitled to immediately cease paying any amounts remaining due or providing any benefits to the Employee pursuant to Section IV of the Plan upon a determination by the “Plan Administrator” (as defined in the Plan) that the Employee has violated any provision of Section IX of this Agreement, subject to payment of all such amounts upon a final determination, in accordance with Section XI.E below, that the Employee had not violated Section IX of this Agreement.

XI. General Provisions

A. No Waiver; Severability

A failure of the Company or any of the Releasees to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Agreement shall remain valid and binding upon the Employee and the Releasees.

B. Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS OR THE CONFLICT OF LAWS PROVISIONS OF ANY OTHER JURISDICTION WHICH WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF NEW YORK.

C. Entire Agreement/Counterparts

This Agreement constitutes the entire understanding and agreement between the Company and the Employee with regard to all matters herein and supersedes any other agreements between the Company and the Employee relating to noncompetition and nonsolicitation of clients and employees. There are no other agreements, conditions, or representations, oral or written, express or implied, with regard thereto. This Agreement may be amended only in writing, signed by the parties hereto. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

D. Notice

For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered: (a) personally; (b) by overnight courier service; (c) by facsimile transmission; or (d) by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith; provided that notice of change of address shall be effective only upon receipt. Notices shall be deemed given as follows: (x) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (y) notices sent by facsimile transmission shall be deemed given upon the sender’s receipt of confirmation of complete transmission; and (z) notices sent by United States registered mail shall be deemed given two days after the date of deposit in the United States mail.

If to the Employee:

To the address as shall most currently appear on the records of the Company.

If to the Company to:

Broadridge Financial Solutions, Inc.
1981 Marcus Avenue
Lake Success, NY 11042

Fax:
Attn:

E. Arbitration

Any dispute or controversy arising under or in connection with this Agreement shall be resolved exclusively by binding arbitration. This arbitration shall be held in New York, NY and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration. The arbitrator shall be acceptable to both the Company and the Employee. If the parties cannot agree on an acceptable arbitrator, the dispute shall be decided by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators. Judgment on the award rendered in any such arbitration may be entered in any court having jurisdiction thereof.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

EMPLOYEE

By:
Name:
Title:
Date:

BROADRIDGE FINANCIAL SOLUTIONS, INC.

By:
Name:
Title:
Date: